Exhibit 23.1

Consent of Odenberg Ullakko Muranishi & Co. LLP, Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Calypte Biomedical Corporation of our report dated March 30, 2007 relating to the consolidated financial statements of Calypte Biomedical Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing in the Prospectus which is a part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California
February 5, 2008